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                                                               Exhibit 10.07(h)

                    HUNTER CONSULTING ASSOCIATES LIMITED

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made effective _____ day of ______________, 19__, by and between Hunter Consulting Associates Limited ("HUNTER"), registered no. 3026415 having its registered office at 46/47 Bloomsbury Square, London WC1A 2RU; and Richard Wheeler ("EMPLOYEE"), of Kent, England.

     WHEREAS, The Hunter Group, Inc., of which HUNTER is a member, is engaged in consulting and systems development, research, design, formulation, manufacture, marketing, distribution, licensing and sale of a variety of services and products, generally relating to Financial Accounting and Human Resources Administration, including, but not limited to, employee benefits, equal employment, applicant and resume tracking, succession planning, suggestion awards, compensation, pension, stock options, employee relations, training, health and safety, payroll, accounts payable, accounts receivable, general ledger, fixed assets, and related software systems, and now has and expects to develop confidential information relating thereto; and

     WHEREAS, EMPLOYEE is skilled in the fields in which HUNTER is engaged.

     WHEREAS, HUNTER desires to employ EMPLOYEE and EMPLOYEE desires to be employed by HUNTER, and as a result of such employment, EMPLOYEE may have access to confidential information.

     NOW THEREFORE, HUNTER and EMPLOYEE hereby agree as follows:

     1. Services. EMPLOYEE agrees to perform for HUNTER such duties described in the Offer Letter, a copy of which is attached hereto as "Exhibit A," such duties which are consistent with EMPLOYEE's background, skills, and job responsibilities as shall be reasonably assigned to him/her from time to time by HUNTER.

     2. Compensation. EMPLOYEE shall be entitled to the compensation and benefits described in the Offer Letter, a copy of which is attached hereto as "Exhibit A".

     3. EMPLOYEE's Authority to Bind the Corporation. EMPLOYEE shall not at any time pledge the credit of HUNTER, nor enter into any contract or agreement on behalf of HUNTER, without its prior written consent.

    4. Term. EMPLOYEE may terminate his/her employment upon not less than three (3) months' written notice provided, however, that all of the terms and conditions intended to survive the termination of EMPLOYEE's employment shall remain in full force and effect.

       (a) Notice. During EMPLOYEE's first 6 months of employment, EMPLOYEE's employment with HUNTER will be subject to termination upon not less than

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twenty-four (24) weeks' written notice to EMPLOYEE for any reason and given at any time. After EMPLOYEE's first 6 months of employment, EMPLOYEE's employment with HUNTER will be subject to termination upon not less than twelve (12) weeks' written notice to EMPLOYEE for any reason and given at any time. HUNTER reserves the right, in its sole discretion, to make payment in lieu of notice for all or any part or such notice period. HUNTER also reserves the right, having given notice of termination to EMPLOYEE, to require EMPLOYEE to serve out such notice period, in whole or in part, at employee's home or at such other location as HUNTER may reasonably require.

       (b) Termination for Cause. Notwithstanding anything to the contrary herein, HUNTER shall be entitled to terminate EMPLOYEE's employment without prior notice for cause, including but not limited to EMPLOYEE's misfeasance, malfeasance, insubordination, breach of law or fiduciary duty, or any of the other terms or conditions of his/her employment with HUNTER, including any expressed or implied representations or warranties made by EMPLOYEE in connection with his/her employment.

     5. Reimbursement for Training Costs. EMPLOYEE acknowledges that HUNTER may be incurring substantial costs for providing additional training and professional development to EMPLOYEE during the course of his/her employment. In the event EMPLOYEE voluntarily terminates his/her employment, EMPLOYEE agrees to reimburse HUNTER for the costs of tuition, registration, lodging, travel, meals, and related expenses incurred in connection with such training and professional development during the three (3) months immediately preceding the effective date of his/her termination. EMPLOYEE agrees that HUNTER may deduct such costs from any salary, expense reimbursement or other sums due to EMPLOYEE. In the event that additional sums are due and owing to HUNTER, EMPLOYEE shall pay such amount to HUNTER on or before the effective date of his/her termination, unless otherwise agreed in writing by both parties.

     6. Rights to Work Product. With respect to any work product which is conceived or produced by EMPLOYEE during the term of his/her employment or with the use or assistance of HUNTER's facilities, materials, or personnel, HUNTER shall own all rights, title and interest to such work product. The book on HR systems jointly written by Richard Wheeler, Allan Boroughs and Coopers & Lybrand, and published by Kogan Page is excluded from this agreement.

     7. Protection of Trade Secrets and Confidential Information. EMPLOYEE hereby acknowledges that during the term of his/her employment, he/she may acquire access to confidential information and trade secrets belonging to HUNTER or HUNTER's clients or third parties. Such confidential information and trade secrets shall be kept in absolute confidence both during and after the termination of EMPLOYEE's employment. For the purpose of this paragraph 7, the term "trade secrets and confidential information" shall mean any information not generally known in the relevant trade or business, which was obtained from HUNTER or its clients or which was learned, discovered, conceived, originated or prepared as a result of the performance of any services on behalf of HUNTER; including but not limited to information relating to existing or contemplated products, services, technology, designs, processes or formulae or information

                                       2

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relating to business plans and strategies, customer lists, customer requirements or supplier information. EMPLOYEE agrees that he/she will not, at any time, disclose to others, use for his/her own benefit or otherwise appropriate or copy any such confidential information or trade secrets, whether or not developed by EMPLOYEE, except as required in EMPLOYEE's duties to HUNTER; provided, however, that the foregoing shall not apply to any information that is (i) generally available to the public on the date hereof or becomes generally available to the public through no breach of this paragraph 7 by EMPLOYEE, (ii) obtained by EMPLOYEE from a third party having the right to disclose such information, (iii) known by EMPLOYEE prior to its disclosure by HUNTER or (iv) required by law, governmental order or decree to be disclosed by EMPLOYEE.

        8. Procedures for Preserving Confidentiality of Tangible and Intangible Items. EMPLOYEE agrees to comply with any and all reasonable procedures which HUNTER may adopt from time to time to preserve the confidentiality of any confidential information or trade secrets. Certain materials will be affixed with a legend indicating their confidential information. The failure to affix such legend shall not give rise to any inference that the information contained therein or derived therefrom is not confidential information.

        9. Covenant Not to Employ. During the period of employment, and for a twelve (12) month period thereafter, EMPLOYEE agrees that he/she will not actively solicit the employment of any HUNTER employee or any of HUNTER's consultants, subcontractors or independent contractors, who are such during the term of EMPLOYEE's employment. Nothing herein shall be construed to prohibit EMPLOYEE from soliciting or employing any HUNTER employee who was terminated by HUNTER for economic or budgetary reduction purposes, or any consultant, subcontractor or independent contractor who is no longer associated with HUNTER.

        10. Covenant Not to Solicit. (a) During the period of employment, and for a twelve (12) month period thereafter, EMPLOYEE agrees that he/she will not render, directly or indirectly, any services of an advisory or consulting nature similar in character to those offered by HUNTER, whether as an employee or otherwise, and whether paid or unpaid, to any organization which is a client or active prospect of HUNTER during the period of EMPLOYEE's employment. The provisions of this paragraph (10(a) shall not apply where EMPLOYEE was terminated by HUNTER for economic or budgetary reduction purposes, or where the rendering of services is unrelated to HUNTER's work with the organization.

             (b) During the period of employment, and for a twelve (12) month period thereafter, EMPLOYEE agrees that he/she will not contact any clients or active prospects of HUNTER, who are such during the period of EMPLOYEE's employment, for the purposes of soliciting, selling, or both, to any of said clients or active prospects any products or services similar to the products or services of HUNTER; nor will he/she in any way directly or indirectly, for himself/herself or in behalf of, or in conjunction with any other person, persons, firm, partnership, corporation, or company, solicit, divert, or take away any such clients or active prospects of HUNTER.

                                      3


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             (c) For purposes of paragraphs 10(a) and 10(b), the term "active prospects" is defined as those persons, firms, or corporations with whom HUNTER is, or has been actively engaged in the solicitation or negotiation of business opportunities at any time during the six (6) month period preceding the termination of employment, or preceding such solicitation or negotiation if prior to termination of employment.

      11. Duties Upon Termination of Employment. (a) Upon termination of his/her employment with HUNTER for any reason, EMPLOYEE agrees to deliver to HUNTER all keys, motor vehicles, computers, telephones, peripheral devices, software, telephone and voice mail directories, policy and procedure manuals, books, proposals, writings, designs, documents, records, data, memoranda, computer source code and object code listings, file layouts, record layouts, system design information, models, manuals, documentation, notes, and other materials of any nature which are in his/her possession or control as a result of his/her employment by HUNTER.

               (b) EMPLOYEE agrees and hereby authorizes HUNTER to withhold payments of any salary, expense reimbursement or other sums due EMPLOYEE until all such materials have been returned in good working order. EMPLOYEE agrees and hereby authorizes HUNTER to recover the value of any such items that are damaged or repaired from any payments of salary, expense reimbursement or other sums due to EMPLOYEE.

               (c) EMPLOYEE further agrees to retain in the strictest confidence any confidential information or trade secrets he/she learned during his/her term of association with HUNTER.

      12. Other Agreements. EMPLOYEE represents and warrants that his/her signing of this Agreement and the performance of his/her services hereunder is not and will not be knowingly in violation of any other contract, agreement or understanding to which he/she is a party.

      13. Assignment. This Agreement may not be assigned or transferred in whole or in part without the prior written consent of the parties.

      14. Right to Injunctive Relief. EMPLOYEE's strict compliance with the provisions of paragraphs 6 through 12 hereof is necessary to preserve and protect the goodwill and proprietary rights of HUNTER and to prevent persons, firms, joint ventures, partnerships, corporations, institutions, and enterprises engaged in business and activities which are competitive with the business and activities conducted or carried on by HUNTER from obtaining an unfair competitive advantage over HUNTER. Any failure by EMPLOYEE to comply with the provisions of such paragraphs will result in irreparable and continuing damage to HUNTER for which there will be no adequate remedy at law. In the event that EMPLOYEE fails to comply with the provisions of such paragraphs, HUNTER shall be entitled to injunctive relief and to such other further relief as may be necessary or appropriate to cause EMPLOYEE to comply with his/her duties and obligations under such paragraphs.

                                     4

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     15.  Grievances and Discipline. If EMPLOYEE should have a grievance regarding employment, EMPLOYEE should in the first instance speak to a Director. If the grievance is not then resolved to EMPLOYEE'S satisfaction, EMPLOYEE should ask for the matter to be considered by the Board. The decision of the Board will be final. The disciplinary rules and procedures applicable to the EMPLOYEE are described in the "Disciplinary Rules and Procedures."

     16. Affiliates. For purposes of paragraphs 7 through 14 of this Agreement, references to HUNTER shall be deemed to include references to The Hunter Group, Inc. and any of its subsidiaries or affiliates from time to time.

     17. Severability. In case it is determined by a court of competent jurisdiction that any provision herein contained is unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement.

     18. Plurals; Gender. Any word in the text of this Agreement shall be read as the singular or plural and as the masculine, feminine or neuter gender as may be appropriate under the circumstances then existing.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England.

                                   5

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     20.  Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and exclusive statement of the Agreement between them which supersedes all proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement. This Agreement shall not be amended except in a writing executed by both parties.

                                  EMPLOYEE:

3/Aug/95                          /s/ R. Wheeler
-------------------               ------------------------
Date                              By:  Richard Wheeler



                                  HUNTER CONSULTING ASSOCIATES LIMITED

9/30/97                           /s/ Loren D. Burnett
-------------------               ------------------------
Date                              By: Terry L. Hunter//Loren D. Burnett
                                  Director




                               6

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[LOGO]

                                                                      Exhibit A


                               May 16, 1995

Mr. Richard Wheeler
3 Rosegarth
Istead Rise - Northfleet              ***Reissued August 1, 1995***
Kent DA 139HT
England

Dear Richard:

I am pleased to extend our offer for you to join The Hunter Group as a Vice President. Your role will be as director of European consulting operations. In this role you will be responsible for setting-up and directing The Hunter Group's international Human Resources information management consulting operations, concentrating on building a base in the U.K. and Europe, and possibly extending this to other regions as well, namely Africa and SE Asia. You will be responsible and accountable for business planning, marketing, and selling, and meeting all business objectives, including full accountability for profit and loss of both the management consulting and implementation activities directed at Human Resources information management. You will be based in our London office and will be reporting to Terry Hunter, The Hunter Group's President & CEO.

Your base salary will be L6,670.00 per month paid semi-monthly on the 22nd and 7th days of the month for the pay periods ending on the 15th and last day of the month, respectively. You will receive a 6-month interim performance review and related pay adjustment, if warranted. Thereafter, performance and pay reviews occur at least annually.

As part of Hunter's management team, you will share in the perquisites and rewards commensurate with your role and performance, including management bonuses and stock options/grants/appreciation rights as these become finalized. As 1995 is a start-up year, we've developed a provisional performance bonus plan as follows:

     Achieve Break Even  -     15%* 1995 base compensation paid

     Achieve Profit      -     Proportionate share of 40% of profit; share
                               based on ratio of base compensation to total compensation of professional staff; expenses shall include actual monies expensed during 1995 towards European operations.

Incentive plans for 1996 and beyond will be more closely aligned with U.S. executives' bonus plans.


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Mr. Richard Wheeler
May 16, 1995
Page 2

Our offer to you includes a Stock Appreciation Rights grant valued at $50,000 on the date you begin work with Hunter.

The $50,000 grant will become wested as follows:

          20% or $10,000 upon completion of 12 months service
         +35% or $17,500 upon completion of 24 months service
         +45% or $22,500 upon completion of 36 months service
        -----    -------
        100%     $50,000

In the event of your death or incapacitating disability, the current year's portion of the award--e.g., 1st year 20%, 2nd year 35%, 3rd year 45%--will be immediately vested; that is, the remaining period of employment to complete that year's vesting will be waived. Vesting beyond that year will not continue, however.

Until such time as The Hunter Group's Stock Appreciation Rights Plan is finalized and a market established for cashing in shares, the grant made to you shall be at face value; that is, each 1% vested shall be worth $500 and it shall neither increase nor decrease in value.

Likewise, in the event of your death or incapacitating disability during this interim period, Hunter will cash-in vested shares using the following schedule:

Value up to $10,000 - Payable immediately
Value up to $25,000 - Payable over 12 months
Value up to $50,000 - Payable over 24 months

You will also be eligible for vacation, personal and sick leave, and holiday pay according to standard Hunter policy. For you, this means annual paid leave of 25 days, plus public holidays.

Eligibility requirements and other specifics of our benefit plans are still being developed. However, we expect to have the following plans in place on your start date:

     Pension: We intend to establish a defined contribution plan whose contribution/benefit levels would be pitched at a competitive level.

     Life Assurance: To be provided at a level between 3-4 times salary. Participation is subject to any evidence of health requirements of the insurer.



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Mr. Richard Wheeler
May 16, 1995
Page 3

     Personal Accident & Disability Cover: To be provided at a level consistent with industry practices; e.g., short-term disability and accidental death.

     Private Health Insurance: To be provided at a level consistent with industry practices.

Additionally, you will be provided a car allowance, organized either as a contract hire through Hunter, or as a cash allowance, either valued at up to L6,500.00 per annum. Reimbursement will be made for business mileage and related expenses. Should you choose a company car, Hunter is required to inform the Inland Revenue that you are in receipt of the benefits of a company car. You will be taxed on the provision of a company car for private use. The value of the taxable benefit increases if you do not complete a minimum of 2,500 business miles in each tax year. You are therefore advised to keep records of business mileage for taxation purposes.

Richard, you will need to sign an Employment Agreement. As much as we dislike the formality, it is required to protect your interests and rights, as well as those of The Hunter Group, its clients and prospects, and the vendors we work with and support. It is enclosed for your signature and must be signed on or before the date you commence employment with us. If you have never been faced with a contract of this type before, it can be somewhat intimidating, even though we have tried to make it less so. Don't hesitate to ask if you have any questions or concerns; we will be pleased to discuss any of its provisions with you.

This employment offer is extended to you until ____________________________, 1995, at which time it expires if not accepted. Based on our understanding of your current obligations, we are expecting you to start on or before _______________________ 1995. Please sign one copy of this letter indicating your expected start date and return it via fax to Lynn Moler in our Baltimore office at (410) 752-2879.

Your employment with The Hunter Group should offer you the challenges and rewards you seek. We look forward to working with you, and to the success of our mutual endeavors.

                                           Sincerely,

                                           /s/ Terry Hunter
                                           Terry L. Hunter
                                           President & CEO

TLH/few

Enclosure:      Employment Agreement

cc:             Tom Whartenby, COO
                Ed Postal, CFO
                Personnel

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Mr. Richard Wheeler
May 16, 1995
Page 4

Accepted:

/s/ R. Wheeler
-------------------                    Date: 3/Aug/95
    Richard Wheeler

Expected start date: 2 OCTOBER 1995
                     ------------------

YS 396334D
--------------------------
Social Insurance #